Exhibit 99.1

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Announces Record Revenue for Third Quarter and First Nine Months

Total Revenue for First Nine Months of 2008 Increased 32% Compared to 2007

CAMBRIDGE, Mass. – November 6, 2008 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) software, today announced financial results for the third quarter and first nine months of 2008. Total revenue for the third quarter of 2008 increased 25% to $52.7 million, compared to the third quarter of 2007. License revenue for the third quarter of 2008 increased 30% to $17.9 million, compared to the third quarter of 2007. Net income for the third quarter of 2008 was $2.4 million, compared to $3.5 million for the third quarter of 2007.

Total revenue for the first nine months of 2008 increased 32% to $152.3 million, compared to the same period last year. License revenue increased 42% to $51.2 million, compared to the same period last year. Net income for the first nine months of 2008 was $8.1 million, compared to $5.2 million for the same period last year. The Company generated $32.9 million in cash flow from operations in the first nine months of 2008 and ended the third quarter with $171.4 million in cash and short-term investments. The following table presents selected financial information for the third quarter and first nine months of 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Software License	$17,910	$13,737	$51,214	$36,165
Maintenance	10,045	7,760	29,027	22,161
Professional Services	24,743	20,544	72,054	56,867

Total Revenue	$52,698	$42,041	$152,295	$115,193
Gross Profit	$32,142	$26,320	$91,414	$69,588
Income from Operations	$3,441	$2,957	$8,191	$1,774
Net Income	$2,351	$3,510	$8,147	$5,177

Earnings per Share, Basic	$0.06	$0.10	$0.23	$0.14

Earnings per Share, Diluted	$0.06	$0.09	$0.22	$0.14

Business Perspective

“I am pleased that in our 25th year, we have set new records for revenue in every quarter. Our continued growth in today’s challenging economic times is simply because our new and existing customers are realizing a revolutionary level of business agility through our Build for Change® technology. This was demonstrated throughout our recent PegaWORLD BPM user conference where, despite economic conditions, attendance was 35% higher than last year’s record registrations. Our customers and partners show that our Build for Change® technology significantly reduces time to market of new products; provides the ability to attack new market segments; and increases customer loyalty while reducing operational costs,” said Alan Trefler, Pegasystems’ Chairman and CEO.

“In the quarter we also announced SmartBPM® Platform as a Service. This is the BPM industry’s first Platform-as-a-service capability and is targeted at large corporate and public sector clients who want the benefits of cloud computing and software as a service without the risks, liabilities and limitations inherent in traditional SaaS offerings,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “In spite of the current economy, license signings for the third quarter were the second highest in the Company’s history. With all the economic reports forecasting a recession, we are working hard on our Q4 pipeline to keep the momentum up into next year.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on November 7, 2008. Dial-in information is as follows: (877) 419-6600 (domestic) or (719) 325-4879 (international).

To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecasting,” “could” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of term license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets, the negative global economic trends and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of November 6, 2008. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to November 6, 2008.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM® technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM® unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenue:
Software license	$17,910	$13,737	$51,214	$36,165
Maintenance	10,045	7,760	29,027	22,161
Professional services	24,743	20,544	72,054	56,867

Total Revenue	52,698	42,041	152,295	115,193

Cost of revenue:
Cost of software license	30	—	64	—
Cost of maintenance	1,454	1,204	4,006	3,501
Cost of professional services	19,072	14,517	56,811	42,104

Total cost of revenue (1)	20,556	15,721	60,881	45,605

Gross Profit	32,142	26,320	91,414	69,588

Operating expenses:
Selling and marketing (1)	15,698	12,800	45,036	36,216
Research and development (1)	7,936	6,768	22,832	19,333
General and administrative (1)	5,067	3,795	15,355	12,265

Total operating expenses	28,701	23,363	83,223	67,814

Income from operations	3,441	2,957	8,191	1,774
Installment receivable interest income	95	291	248	849
Other interest income, net	1,151	1,749	4,104	4,933
Other income (expense), net	(1,970)	157	(1,620)	235

Income before provision for income taxes	2,717	5,154	10,923	7,791
Provision for income taxes	366	1,644	2,776	2,614

Net income	$2,351	$3,510	$8,147	$5,177

Earnings per share, basic	$0.06	$0.10	$0.23	$0.14

Earnings per share, diluted	$0.06	$0.09	$0.22	$0.14

Weighted-average number of common shares outstanding, basic	36,419	36,225	36,201	35,751
Weighted-average number of common shares outstanding, diluted	38,212	38,542	37,668	38,081
Dividends per share	$0.03	$0.03	$0.09	$0.09

(1) Includes stock-based compensation as follows:
Cost of revenue	$238	$86	$703	$355
Selling and marketing	$214	$99	$582	$169
Research and development	$130	$24	$369	$170
General and administrative	$247	$346	$898	$557

Pegasystems Inc.

Unaudited Condensed Consolidated Balance Sheets

	As of September 30, 2008	As of December 31, 2007
	(in thousands)
Current Assets:
Cash and cash equivalents	$41,177	$26,710
Short-term investments	130,244	123,271

Total cash, cash equivalents and short-term investments	171,421	149,981
Trade accounts receivable, net	33,276	45,922
Short-term license installments	6,065	19,183
Other current assets	8,580	7,240

Total current assets	219,342	222,326

Long-term license installments, net	5,732	8,267
Property and equipment, net	5,152	4,182
Long-term deferred income taxes and other assets	8,384	6,599
Goodwill	2,141	1,933

Total assets	$240,751	$243,307

Current liabilities:
Accounts payable	$4,849	$5,670
Accrued expenses	6,949	10,405
Accrued compensation and related expenses	16,417	13,526
Deferred revenue	28,826	33,178

Total current liabilities	57,041	62,779
Income taxes payable	5,337	5,185
Other long-term liabilities	2,271	2,399

Total liabilities	64,649	70,363

Stockholders’ equity:	176,102	172,944

Total liabilities and stockholders’ equity	$240,751	$243,307

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$8,147	$5,177
Adjustments to reconcile net income to cash flows provided by operating activities:
Excess tax benefits from stock options and deferred income taxes	(4,046)	(357)
Depreciation and amortization, and other non-cash items	2,668	1,886
Stock-based compensation expense	2,552	1,251
Change in operating assets and liabilities, and other, net	23,550	10,185

Cash flows provided by operating activities	32,871	18,142

Cash flows used in investing activities	(12,318)	(24,543)

Cash flows (used in) provided by financing activities	(5,526)	1,660

Effect of exchange rate on cash and cash equivalents	(560)	693

Net increase (decrease) in cash and cash equivalents	14,467	(4,048)
Cash and cash equivalents, beginning of period	26,710	26,008

Cash and cash equivalents, end of period	$41,177	$21,960

Pegasystems Inc.

2007 - Expanded captions (unaudited)

(in thousands)

	Q1		Q2		Q3		Q4		YTD
	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded	As Reported	Expanded
Revenue:
Software license	$12,084	$12,084	$10,344	$10,344	$13,737	$13,737	$14,919	$14,919	$51,084	$51,084
Maintenance		7,021		7,380		7,760		9,035		31,196
Professional services		18,384		17,939		20,544		22,802		79,669
Services	25,405		25,319		28,304		31,837		110,865

Total Revenue	37,489	37,489	35,663	35,663	42,041	42,041	46,756	46,756	161,949	161,949

Cost of revenue:
Cost of software license	—	—	—	—	—	—	—	—	—	—
Cost of maintenance	—	1,145	—	1,152	—	1,204	—	1,290	—	4,791
Cost of professional services	—	14,419	—	13,168	—	14,517	—	18,307	—	60,411
Cost of services	15,564	—	14,320	—	15,721	—	19,597	—	65,202	—

Total Cost of revenue	15,564	15,564	14,320	14,320	15,721	15,721	19,597	19,597	65,202	65,202

Gross Profit	$21,925	$21,925	$21,343	$21,343	$26,320	$26,320	$27,159	$27,159	$96,747	$96,747

As of January 1, 2008, the Company expanded the presentation of the services revenue and the associated cost of services lines in the condensed consolidated statements of income to separately disclose the amounts related to maintenance and professional services. Maintenance revenue is a significant portion of the Company’s total revenue and is directly attributable to its installed base of software licenses. Professional services revenue includes revenue from consulting services and training. The Company believes separate disclosure of the maintenance revenue and the associated direct costs is meaningful to investors and provides an important measure of the Company’s business performance. Previously reported amounts have been expanded to conform to the current year presentation and have no impact on previously reported total revenue, total cost of revenue or net income.